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                                                                       EXHIBIT 5
                          [Hogan & Hartson Letterhead]




                                October 22, 1996

Board of Directors
Sunrise Assisted Living, Inc.
9401 Lee Highway, Suite 300
Fairfax, Virginia 22031

Ladies and Gentlemen:

                 We are acting as counsel to Sunrise Assisted Living Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-1, as amended, File No. 333-13731 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 5,750,000 shares of the Company's common stock, par value $.01 per share, 4,547,000 of which shares (the "Company Shares") are to be sold by the Company, 1,000,000 of which shares (the "Firm Selling Shareholder Shares") are to be sold by certain Selling Stockholders identified in the Registration Statement and up to 203,000 of which shares (the "Option Selling Stockholder Shares") are to be sold by certain other Selling Stockholders identified in the Registration Statement to the extent that the Underwriters exercise their over-allotment option. (The Firm Selling Stockholder Shares and Option Selling Stockholder Shares are referred to herein collectively as the "Selling Stockholder Shares.") This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

                 For purposes of this opinion letter, we have examined copies of the following documents:

                 1.       An executed copy of the Registration Statement.

                 2. The Restated Certificate of Incorporation of the Company, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                 3. The Amended and Restated Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.





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Board of Directors
Sunrise Assisted Living, Inc.
October 22, 1996
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                 4.       The proposed form of Underwriting Agreement among the
                          Company, the Selling Stockholders and the several Underwriters to be named therein, for whom Donaldson, Lufkin & Jenrette Securities Corporation, Alex. Brown & Sons Incorporated, Natwest Securities Limited and J.C. Bradford & Co. will act as representatives, filed as Exhibit 1 to the Registration Statement (the "Underwriting Agreement").

                 5. Resolutions of the Board of Directors of the Company adopted on October 6, 1996, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Company Shares and arrangements in connection therewith.

                 6. Resolutions of the Board of Directors of the Company and the Stock Option Committee thereof, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance by the Company to certain of the Selling Stockholders of (i) the Series A Convertible Preferred Stock which was converted into the Firm Selling Stockholder Shares at the time of the Company's initial public offering and (ii) the stock options which will be exercised by certain of the Selling Stockholders for the Option Selling Stockholder Shares to the extent that the Underwriters exercise their over-allotment option, and arrangements in connection therewith.

                 In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                 This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.





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Board of Directors
Sunrise Assisted Living, Inc.
October 22, 1996
Page 3

                 Based upon, subject to and limited by the foregoing, we are of the opinion that (a) following (i) final action of the Pricing Committee of the Board of Directors of the Company approving the price of the Company Shares,
(ii) execution and delivery by the Company of the Underwriting Agreement, (iii) effectiveness of the Registration Statement, (iv) issuance of the Company Shares pursuant to the terms of the Underwriting Agreement and (v) receipt by the Company of the consideration for the Company Shares specified in the resolutions of the Board of Directors and the Pricing Committee referred to in paragraph 5 above, the Company Shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware; (b) assuming that at the time the Selling Stockholder Shares were issued the Company received the consideration therefor specified in the resolutions of the Board of Directors referred to in paragraph 6 above, the Selling Stockholder Shares are validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware; and (c) upon issuance of the Option Selling Stockholder Shares in accordance with the terms of the related stock options, such Option Selling Stockholder Shares will be validly issued, fully paid and nonassesable under the General Corporation Law of the State of Delaware.

                 We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                 We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ Hogan & Hartson L.L.P.

                                        HOGAN & HARTSON L.L.P.